Exhibit 99.1

Multi-Color Corporation Announces Fiscal 2017 EPS of $3.58 and Non-GAAP Core EPS of $3.61

CINCINNATI, OHIO, May 30, 2017 – Multi-Color Corporation (NASDAQ: LABL) today announced fourth quarter and full year fiscal 2017 results.

“Fiscal 2017 core EPS increased $0.39 compared to the prior year, consistent with stated expectations of $0.40 per annum. Fiscal 2018 provides further organic revenue growth opportunities in the 3-5% range and increased acquisitions revenue opportunities with our lowest leverage in over five years,” said Nigel Vinecombe, Executive Chairman of Multi-Color Corporation.

Q4 FY17 Highlights

•	Fourth quarter organic growth was 5%, boosted by catch-up from shortfall in Q3 and timing of Easter in Q4 prior year.

•	Fourth quarter gross margins were 22%.

•	Consolidation activities completed in California, Ireland and Scotland.

•	Fourth quarter EPS was $0.98.

Fiscal 2017 Highlights

•	Fiscal year organic growth was 3%.

•	Gross margin improved 0.4% to 21.3%

•	Non-GAAP core gross margin improved 0.5% to 21.4%.

•	SG&A decreased to 9.2% (prior year 9.4%).

•	Non-GAAP core SG&A was stable at 9.1% (prior year 9.0%).

•	EPS increased 27% or $0.76 year on year.

•	Non-GAAP core EPS increased 12% or $0.39 year on year.

•	Leverage reduced to 2.8x at year end (net debt/Non-GAAP core EBITDA).

Fiscal 2017

•	Net revenues increased 6% to $923.3 million from $870.8 million in the prior year. Acquisitions occurring after the beginning of fiscal 2016 accounted for a 5% increase in revenues. Led by increased volumes in North America, Latin America, and Australia, organic revenues increased 3%. Foreign exchange rates, primarily driven by depreciation of the British pound and the Mexican peso, led to a 2% decrease in revenues year over year.

•	Gross profit increased 8% or $15.2 million compared to the prior year. Acquisitions occurring after the beginning of fiscal 2016 contributed $9.9 million to gross profit, partially offset by the effect of unfavorable foreign exchange rates of $1.2 million. Increased volume and improved operating efficiencies, primarily in North America, led to an organic gross profit increase of 4% or $6.5 million compared to the prior year. Core gross profit, a Non-GAAP financial measure, excluding the impact of inventory purchase accounting charges, increased 8% or $14.9 million. Core gross margins were 21.4% of sales revenues for fiscal 2017 compared to 20.9% in fiscal 2016.

•

Selling, general and administrative (SG&A) expenses increased 4% or $2.9 million compared to the prior year. Core SG&A, a Non-GAAP financial measure, increased 7% or $5.5 million compared to the prior year, including $4.9 million related to acquisitions occurring after the beginning of fiscal 2016, partially offset by a decrease of $0.9 million due to the favorable impact of foreign exchange rates. The remaining increase primarily relates to increases in compensation costs including internal compliance resources and increased incentive accruals related to company performance in fiscal 2017. Core SG&A increased as a percentage of sales to 9.1% from 9.0% in the prior year. Non-core items related to acquisition and integration expenses were $1.1 million compared to $3.7 million in the prior year.

•	Facility closure expenses were $0.9 million compared to $5.2 million in the prior year. The current year expenses primarily related to the consolidation of our manufacturing facilities in Dublin, Ireland into a single location and the consolidation of our manufacturing facilities in Glasgow, Scotland into a single location. The prior year expenses primarily related to consolidation of the Dublin manufacturing facilities, consolidation of a manufacturing facility in Greensboro, North Carolina into existing facilities and closure of manufacturing facilities in Norway, Michigan and Watertown, Wisconsin.

•	Operating income increased 18% or $16.5 million compared to the prior year. Acquisitions occurring after the beginning of fiscal 2016 contributed $5.0 million to operating income. Core operating income, a Non-GAAP financial measure, increased 9% or $9.4 million compared to the prior year. Non-core items in fiscal 2017 relate to inventory purchase accounting charges of $0.4 million, acquisition & integration expenses of $1.1 million, and facility closure expenses of $0.9 million.

•	Interest expense decreased 1% or $0.3 million compared to the prior year. The Company had $481.5 million of debt at March 31, 2017 compared to $506.3 million at March 31, 2016.

•	Other income was $2.7 million in fiscal 2017 compared to expense of $1.9 million in the prior year. During the current year, adjustments were made to other income for $0.8 million to reconcile certain supplemental purchase price accruals to management’s estimate of the liability. Additionally, an adjustment was made to other income for $0.7 million to state Multi-Color’s 30% investment in Gironde Imprimerie Publicité at its fair value upon purchase of an additional 67.6% in the company (97.6% owned at March 31, 2017). Core other income, a Non-GAAP financial measure, excluding these adjustments, was $1.2 million compared to expense of $1.9 million in the prior year. This was primarily related to the favorable impact of gains and losses on foreign exchange compared to unfavorable foreign exchange resulting from re-measurement of equipment and other payables from certain currencies into functional currencies in the prior year.

•	The effective tax rate was 30% in fiscal 2017 compared to 28% in the prior year. The tax rate in fiscal 2016 was impacted by the release of valuation allowances on deferred tax assets held in certain foreign jurisdictions and other discrete items recognized during the prior year that reduced tax expense compared to the current year. The effective rate on core net income, a Non-GAAP financial measure, was 31% in the current year compared to 28% in the prior year. The Company expects its annual effective tax rate to be approximately 32% in fiscal 2018.

•	Net income attributable to MCC increased 28% to $61.0 million from $47.7 million in the prior year. Core net income, a Non-GAAP financial measure, increased 13% to $61.5 million from $54.5 million in the prior year.

•	Diluted earnings per share (EPS) increased 27% to $3.58 per share from $2.82 in the prior year. Excluding the impact of the non-core items listed below, core EPS, a Non-GAAP financial measure, increased 12% to $3.61 per diluted share from $3.22 in the prior year.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for fiscal 2017 and fiscal 2016. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, other (income) expense, income before income taxes, income tax expense, and effective tax rate between reported GAAP and Non-GAAP results. The sum of the earnings per share amounts may not equal the totals due to rounding.

	Year Ended
	03/31/17	Diluted	03/31/16	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$60,996	$3.58	$47,739	$2.82

Acquisition and integration expenses, net of tax	1,070	0.06	3,649	0.22
Supplemental purchase price adjustments, net of tax	(887)	(0.05)	—	—
Facility closure expenses, net of tax	706	0.04	3,708	0.22
Inventory purchase accounting charges, net of tax	256	0.02	488	0.03
Gain on purchase of business	(690)	(0.04)	—	—
Release of non-realizable foreign deferred accounts	—	—	(1,079)	(0.06)

Core net income and diluted EPS, (Non-GAAP)	$61,451	$3.61	$54,505	$3.22

Fourth Quarter

•	Net revenues increased 7% to $244.0 million compared to $227.1 million in the prior year quarter. Acquisitions occurring after the beginning of the fourth quarter of fiscal 2016 accounted for a 3% increase in revenues. Led by increased volumes in North America, Latin America, and Australia, organic revenues increased 5%. Foreign exchange rates, primarily driven by depreciation of the British pound, the Euro, and the Mexican peso, led to a 1% decrease in revenues quarter over quarter.

•	Gross profit increased 11% or $5.5 million compared to the prior year quarter. Acquisitions occurring after the beginning of the fourth quarter of fiscal 2016 contributed $1.0 million to gross profit, partially offset by the effect of unfavorable foreign exchange rates of $0.3 million. Increased volume and improved operating efficiencies, primarily in North America, led to an organic gross profit increase of 10% or $4.8 million compared to the prior year quarter. Core gross profit, a Non-GAAP financial measure, excluding the impact of inventory purchase accounting charges, increased 11% or $5.2 million compared to the prior year quarter. Core gross margins were 22.0% of sales for the current year quarter compared to 21.4% in the prior year quarter.

•	SG&A expenses decreased 2% or $0.5 million compared to the prior year quarter. Core SG&A, a Non-GAAP financial measure, decreased $0.3 million in the current year quarter compared to the prior year quarter. Acquisitions occurring after the beginning of the fourth quarter of fiscal 2016 contributed $0.6 million of SG&A expenses in the current year quarter, partially offset by a decrease of $0.3 million due to the favorable impact of foreign exchange rates. The remaining decrease primarily relates to a reduction in external compliance costs, net of increases in compensation costs including internal compliance resources and increased incentive accruals related to company performance in fiscal 2017. Core SG&A, as a percentage of sales, was 8.9% in the current year quarter compared to 9.7% in the prior year quarter. Non-core items related to acquisition and integration expenses were $0.3 million in the current year quarter compared to $0.5 million in the prior year quarter.

•

Facility closure expenses were $0.3 million in the current year quarter compared to $2.7 million in the prior year quarter. The current quarter expenses primarily related to the consolidation of our manufacturing facilities in Glasgow, Scotland into a single location and the consolidation of our manufacturing facility in Sonoma, California into our Napa, California manufacturing facility. Expenses in the prior year quarter related to consolidation of the Dublin manufacturing facilities, consolidation of the manufacturing facility in Greensboro, North Carolina into existing facilities, and closure of manufacturing facilities in Norway, Michigan and Watertown, Wisconsin.

•	Operating income increased 37% or $8.4 million compared to the prior year quarter. Acquisitions occurring after the beginning of the fourth quarter of fiscal 2016 contributed $0.4 million to operating income. Core operating income, a Non-GAAP financial measure, increased 21% or $5.5 million compared to the prior year quarter. Non-core items in the current year quarter relate to inventory purchase accounting charges of $0.2 million, acquisition and integration expenses of $0.3 million, and facility closure expenses of $0.3 million.

•	Interest expense decreased 4% or $0.3 million in the current year quarter compared to the prior year quarter.

•	Other income was $1.1 million in the current year quarter compared to expense of $1.8 million in the prior year quarter. Core other income, a Non-GAAP financial measure, excluding the gain on the purchase of the remaining interest in Gironde Imprimerie Publicité, was $0.4 million in the current year quarter compared to expense of $1.8 million in the prior year quarter. This was primarily related to the favorable impact of gains and losses on foreign exchange compared to unfavorable foreign exchange resulting from re-measurement of equipment and other payables from certain currencies into functional currencies in the prior year.

•	Our effective tax rate was 35% in the current year quarter compared to 42% in the prior year quarter primarily due to the mix of income in some of our foreign jurisdictions and the impact of certain discrete items recognized in the prior year quarter that increased tax expense compared to the current quarter. The effective tax rate on core net income, a Non-GAAP financial measure, was 36% in the current year quarter compared to 34% in the prior year quarter.

•	Net income attributable to MCC increased 102% or $8.4 million in the current year quarter compared to the prior year quarter. Core net income increased 41% or $4.8 million compared to the prior year quarter.

•	Diluted EPS increased 100% to $0.98 per diluted share in the current year quarter compared to $0.49 per diluted share in the prior year quarter. Excluding the impact of the non-core items noted below, core EPS, a Non-GAAP financial measure, increased 40% to $0.98 per diluted share compared to $0.70 in the prior year quarter.

The following table shows adjustments made to net income and diluted EPS between reported GAAP and Non-GAAP results for the three months ended March 31, 2017 and 2016. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, other (income) expense, income before income taxes, income tax expense, and effective tax rate between reported GAAP and Non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Three Months Ended
	03/31/17 (in 000’s)	Diluted EPS	03/31/16 (in 000’s)	Diluted EPS
Net income attributable to MCC and diluted EPS, as reported	$16,722	$0.98	$8,287	$0.49
Acquisition and integration expenses, net of tax	295	0.02	535	0.03
Facility closure expenses, net of tax	219	0.01	2,026	0.12
Inventory purchase accounting charges, net of tax	149	0.01	407	0.02
Gain on purchase of business	(690)	(0.04)	—	—
Release of non-realizable foreign deferred accounts	—	—	612	0.04

Core net income and diluted EPS, (Non-GAAP)	$16,695	$0.98	$11,867	$0.70

Fourth Quarter and Fiscal 2017 Earnings Conference Call and Webcast

The Company will hold a conference call on Tuesday, May 30, 2017 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 888-713-4211 (participant code 60781836#) or for international access, please call +1 617-213-4864 (participant code 60781836#) by 9:45 a.m. (ET). A replay of the conference call will be available at 3:00 p.m. (ET) on Tuesday, May 30, 2017 through 11:59 p.m. (ET) on Tuesday, June 6, 2017 by calling 888-286-8010 (participant code 44720484) or internationally, by calling +1 617-801-6888 (participant code 44720484). In additional, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at:

https://www.theconferncingservice.com/preregservice.com/key.process?key=P9HTAV74M. Pre-registrants will be issued a PIN number to use when dialing the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; our ability to consummate and successfully integrate acquisitions; our ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; our ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; our ability to pass raw material cost increases to our customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; our ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage, healthcare and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe,

Southeast Asia, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs over 5,450 associates across 47 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016

Net revenues	$244,003	$227,093	$923,295	$870,825
Cost of revenues	190,457	179,043	726,486	689,199

Gross profit	53,546	48,050	196,809	181,626
Gross margin	21.9%	21.2%	21.3%	20.9%
Selling, general and administrative expenses	22,124	22,647	84,922	81,998
Facility closure expenses	314	2,685	921	5,200

Operating income	31,108	22,718	110,966	94,428
Interest expense	6,370	6,641	25,488	25,751
Other (income) expense, net	(1,050)	1,752	(2,735)	1,867

Income before income taxes	25,788	14,325	88,213	66,810
Income tax expense	9,062	6,041	26,848	18,981

Net income	$16,726	$8,284	$61,365	$47,829

Less: Net income attributable to non-controlling interests	4	(3)	369	90

Net income attributable to Multi-Color Corporation	$16,722	$8,287	$60,996	$47,739

Basic shares outstanding	16,929	16,781	16,879	16,750
Diluted shares outstanding	17,065	16,934	17,024	16,952

Basic earnings per share	$0.99	$0.49	$3.61	$2.85

Diluted earnings per share	$0.98	$0.49	$3.58	$2.82

Multi-Color Corporation

Selected Balance Sheet Information

(unaudited)

(in thousands)

	March 31, 2017	March 31, 2016

Current Assets	$253,746	$248,525
Total Assets	$1,091,990	$1,070,066
Current Liabilities	$144,326	$137,425
Total Liabilities	$710,170	$727,434
Stockholders’ Equity	$381,820	$342,632
Total Debt	$481,501	$506,279
Cash and Cash Equivalents	$25,229	$27,709
Net Debt	$456,272	$478,570

Exhibit A

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). To provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements, as defined by the Securities and Exchange Commission. These measurements are supplemental in nature and should not be considered to be an alternative to reported results prepared in accordance with GAAP. The Company’s Non-GAAP financial measurements reported for the periods presented in this earnings release are: core gross profit, core SG&A, core operating income, core EBITDA, core other (income) expense, core net income, core diluted EPS, core income before income taxes, core income tax expense, and core effective tax rate.

These Non-GAAP financial measurements are adjusted to exclude the following non-core items: facility closure expenses, acquisition & integration expenses, purchase accounting charges related to acquisitions, gain on purchase of business, and release of non-realizable foreign deferred accounts. These adjustments are disclosed to give the reader an indication of the performance of the business excluding discrete costs related to acquisitions of the new businesses and closures of existing businesses. Acquisition costs represent discrete, external, transaction-related costs, specific to acquisitions that we believe will be accretive in future periods. Similarly, facility closure expenses relate to discrete costs to close plants that management believes will ultimately benefit the business.

These Non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A expenses, operating income, EBITDA, other (income) expense, net income, diluted EPS, income before income taxes, income tax expense, and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a Non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these Non-GAAP financial measures assist investors in making a consistent comparison to the three months and fiscal year ended March 31, 2017 compared to the results of the prior year periods. In addition, management uses these Non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The Non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

Core Gross Profit:

	Three Months Ended		Year Ended
	03/31/17 (in 000’s)	03/31/16 (in 000’s)	03/31/17 (in 000’s)	03/31/16 (in 000’s)
Gross profit, as reported	$53,546	$48,050	$196,809	$181,626
Inventory purchase accounting charges	214	512	362	632

Core gross profit, (Non-GAAP)	$53,760	$48,562	$197,171	$182,258

Core gross profit, (Non-GAAP) as a % of net revenues	22.0%	21.4%	21.4%	20.9%

Core SG&A Expenses:

	Three Months Ended		Year Ended
	03/31/17 (in 000’s)	03/31/16 (in 000’s)	03/31/17 (in 000’s)	03/31/16 (in 000’s)
SG&A expenses, as reported	$22,124	$22,647	$84,922	$81,998
Acquisition & integration expenses	(295)	(535)	(1,101)	(3,683)

Core SG&A expenses, (Non-GAAP)	$21,829	$22,112	$83,821	$78,315

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	8.9%	9.7%	9.1%	9.0%

Core Operating Income:

	Three Months Ended		Year Ended
	03/31/17 (in 000’s)	03/31/16 (in 000’s)	03/31/17 (in 000’s)	03/31/16 (in 000’s)
Operating income, as reported	$31,108	$22,718	$110,966	$94,428
Inventory purchase accounting charges	214	512	362	632
Acquisition & integration expenses	295	535	1,101	3,683
Facility closure expenses	314	2,685	921	5,200

Core operating income, (Non-GAAP)	$31,931	$26,450	$113,350	$103,943

Core operating income, as a % of net revenues, (Non-GAAP)	13.1%	11.6%	12.3%	11.9%

Core EBITDA:

	Three Months Ended		Year Ended
	03/31/17 (in 000’s)	03/31/16 (in 000’s)	03/31/17 (in 000’s)	03/31/16 (in 000’s)
Net income attributable to MCC, as reported	$16,722	$8,287	$60,996	$47,739
Acquisition and integration expenses, net of tax	295	535	1,070	3,649
Supplemental purchase price adjustments, net	—	—	(887)	—
Facility closure expenses, net of tax	219	2,026	706	3,708
Inventory purchase accounting charges, net of tax	149	407	256	488
Gain on purchase of business	(690)	—	(690)	—
Release of non-realizable foreign deferred accounts	—	612	—	(1,079)

Core net income (Non-GAAP)	$16,695	$11,867	$61,451	$54,505

Interest expense	6,370	6,641	25,488	25,751
Core income tax expense (Non-GAAP)	9,222	6,193	27,200	21,730
Depreciation	8,627	7,651	33,480	31,295
Amortization	3,590	3,545	14,425	13,178
Net income attributable to non-controlling interests	4	(3)	369	90
Core other (income) expense (Non-GAAP)	(360)	1,752	(1,158)	1,867

Core EBITDA, (Non-GAAP)	$44,148	$37,646	$161,255	$148,416

% of net revenues	18.1%	16.6%	17.5%	17.0%

Core Other (Income) Expense:

	Three Months Ended		Year Ended
	03/31/17 (in 000’s)	03/31/16 (in 000’s)	03/31/17 (in 000’s)	03/31/16 (in 000’s)
Other (income) expense, net, as reported	$(1,050)	$1,752	$(2,735)	$1,867
Gain on purchase of business	690	—	690	—
Supplemental purchase price adjustments	—	—	887	—

Core other (income) expense, net (Non-GAAP)	$(360)	$1,752	$(1,158)	$1,867

Core Tax:

	Three Months Ended		Year Ended
	03/31/17 (in 000’s)	03/31/16 (in 000’s)	03/31/17 (in 000’s)	03/31/16 (in 000’s)
Income before income taxes, as reported	$25,788	$14,325	$88,213	$66,810
Non-core items	133	3,732	807	9,515

Core income before income taxes, (Non-GAAP)	$25,921	$18,057	$89,020	$76,325

	Three Months Ended		Year Ended
	03/31/17 (in 000’s)	03/31/16 (in 000’s)	03/31/17 (in 000’s)	03/31/16 (in 000’s)
Income tax expense, as reported	$9,062	$6,041	$26,848	$18,981
Release of non-realizable foreign deferred accounts	—	(612)	—	1,079
All other non-core items	160	764	352	1,670

Core income tax expense, (Non-GAAP)	$9,222	$6,193	$27,200	$21,730

Effective tax rate	35%	42%	30%	28%
Core effective tax rate (Non-GAAP)	36%	34%	31%	28%

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311